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                                                                    EXHIBIT 99.1


                             LDM TECHNOLOGIES, INC.
                   ANNOUNCES EXCHANGE OFFER FOR 10.75% SENIOR
                          SUBORDINATED NOTES DUE 2007


Detroit, Michigan, May 6, 2002 - LDM Technologies, Inc. (the "Company" or "LDM") today announced that it has commenced an exchange offer (the "Exchange Offer") for any and all $110 million in outstanding principal amount of its 10.75% senior subordinated notes due 2007 (144A - CUSIP No. 50182PAC3) (the "Old Notes").

The Company is offering to exchange $700 principal amount of its new 10.75% Senior Notes Due 2007 (the "New Notes") for each $1,000 principal amount of its outstanding 10.75% Senior Subordinated Notes due 2007. All other terms of the new notes will be substantially identical to those of the old notes except the new notes (1) will be senior in right of payment to the old notes; (2) will not be registered; and, (3) will have covenants that are customary for senior notes including covenants restricting LDM and LDM's restricted subsidiaries from incurring liens and entering into sale and lease-back transactions.

The offer will expire at 11:59 p.m., New York City time, on June 3, 2002, unless extended. Holders may withdraw their tenders of Old Notes or change their selection of Exchange Notes at any time prior to the expiration date. The Exchange Offer is not conditioned upon a minimum tender.

New notes offered in the Exchange Offer will not, upon issuance, be registered under the Securities Act of 1933, as amended, and will only be offered in the U.S. to qualified institutional buyers and institutional accredited investors in a private transaction, and outside the U.S. to persons other than U.S. person in offshore transactions. The Company will enter into a registration rights agreement pursuant to which it will agree to file an Exchange Offer registration statement with the SEC with respect to the new notes.

Informational documents relating to the Exchange Offer will only be distributed to eligible investors that complete and return an Eligibility Letter that has already been sent to investors. If you would like to receive this Eligibility Letter, please contact Tom Long at D.F. King & Co., the Information Agent for the Exchange Offer, at (212) 493-6920.

The Company, from time to time, may make written or oral statements containing forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. When used, the words "anticipate," "believe," "estimate" and "expect" and similar expressions are generally intended to identify forward-looking statements. Readers are cautioned that any forward-looking statements, including statements regarding the intent, belief or current expectations of the Company or its management, are not guarantees of future performance and involve risks and



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uncertainties, and that the actual results may differ materially from those in the forward-looking statements as a result of various factors including, but not limited to: (i) general economic conditions in the markets in which the Company operates or will operate; (ii) fluctuations in worldwide or regional automobile and light and heavy truck production; (iii) labor disputes involving the Company or its significant customers or suppliers; (iv) changes in practices and/or policies of the Company's significant customers toward outsourcing automotive components and systems; (v) foreign currency and exchange fluctuations; and (vi) other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company does not intend to update these forward-looking statements.